EXHIBIT 77Q3 TO FORM N-SAR

Registrant Name: Vanguard WELLESLEY INCOME Fund
File Number: 811-01766
Registrant CIK Number: 0000105544


Item 73

     Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 73 completely, the Registrant has set forth in their entirety the complete responses to the indicated Items or Sub-Items below, in accordance with verbal instructions provided to the Registrant by the staff of the Commission on September 20, 2002, and September 23, 2002.


SEC Identifier S000004405(Vanguard Wellesley Income Fund)
Class 1 SEC Identifier C000012161
Class 2 SEC Identifier C000012162

Item 73

Distributions per share for which record date passed during the period:

B)      1. Distributions of capital gains                                                      $0.269
        2. Distributions of capital gains from a second class of open-end company shares       $0.651
